Exhibit 99.1

CONTACTS:

Investors:	Tom Steinbauer Senior Vice President, Chief Financial Officer Ameristar Casinos, Inc. (702) 567-7000

Media:	Rebecca Theim Director of Communications Ameristar Casinos, Inc. rebecca.theim@ameristar.com (702) 567-7000
AMERISTAR CASINOS REPORTS FIRST QUARTER 2009 RESULTS
«	Achieved Record Quarterly Adjusted EBITDA ($95.8 Million) and Adjusted EPS ($0.52)

«	19.6 Percent Improvement in Adjusted EBITDA and 73.3 Percent Improvement in Adjusted EPS Year Over Year

«	All Properties Improved Adjusted EBITDA Margins Year Over Year

«	Amended Credit Agreement Enhances Financial Flexibility and Should Ensure Covenant Compliance Through at Least November 2010
LAS VEGAS, Wednesday, April 29, 2009 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the first quarter of 2009.
“Ameristar achieved record Adjusted EBITDA and Adjusted EPS in the first quarter,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer and Vice Chairman. “This was largely because of our sustained emphasis on achieving operational and marketing efficiencies, particularly during the current recession. We also realized the highest quarterly Adjusted EBITDA margin in the Company’s history, which is evidence of our success in transitioning to a nimbler and leaner organization.

For the first quarter of 2009, EBITDA and Adjusted EBITDA are identical, and diluted earnings per share (EPS) and Adjusted EPS are identical. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues. Please refer to the tables beginning on page 11 of this release for the reconciliation of the non-GAAP financial measures EBITDA, Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

“In addition, regulatory reform that took effect in Missouri late last year continues to benefit our two properties in that state, particularly St. Charles,” Kanofsky continued. “Our preparations are on schedule for the July 2, 2009 effective date of regulatory reform in Colorado at our Black Hawk property. We believe the Missouri and Colorado regulatory changes, coupled with our all-suite hotel, spa and conference center in St. Charles that opened last spring and our soon-to-be completed luxury hotel and spa in Black Hawk, will fuel additional profitable growth.”
First Quarter 2009 Results
Consolidated net revenues decreased from $324.8 million in the prior-year quarter to $315.8 million in the first quarter of 2009, mostly as a result of the ongoing economic recession and increased competition that opened in the second half of 2008 in our East Chicago and Vicksburg markets. “In light of these factors, we’re quite pleased to have experienced only a 2.7 percent decline in net revenues,” Kanofsky said. Net revenues at our St. Charles property increased 7.7 percent, to $77.2 million from $71.7 million in the prior-year quarter, driven primarily by the property’s hotel (which did not open fully until the second quarter of 2008) and gains generated by the November 2008 regulatory reform.
Consolidated Adjusted EBITDA for the first quarter of 2009 increased 19.6 percent to $95.8 million compared to $80.1 million in the 2008 first quarter. Adjusted EBITDA margin increased 5.6 percentage points, to 30.3 percent, compared to 24.7 percent in the first quarter of 2008. The improvement in Adjusted EBITDA and the related margin was primarily attributable to the previously mentioned operational and marketing efficiencies and the positive effect from the regulatory reform in Missouri.

“Five of our seven locations reported double-digit percent improvements in Adjusted EBITDA, and all of our properties increased Adjusted EBITDA margin over the prior-year quarter,” Kanofsky said. “The successful implementation of our restructuring companywide has produced this significant improvement in profitability.”
For the first quarter of 2009, we generated operating income of $69.3 million, compared to an operating loss of $77.1 million in the same period in 2008.1 For the first quarter of 2009, the Company reported net income of $29.9 million, or $0.52 per diluted share, compared to a net loss of $60.9 million, or $1.07 per diluted share, in the 2008 first quarter.2
Additional Financial Information
Debt. On March 13, 2009, we amended our senior credit facility to adjust the maximum permitted total leverage and senior leverage ratios. The amendment provides us significant relief under these covenants for the foreseeable future (thereby improving our borrowing flexibility related to currently available funds under our revolving loan facility). Additional financial flexibility was created by provisions in the amendment that expand our ability to incur unsecured debt and allow us to request lenders to extend the maturity of their respective portions of the revolving loan facility from Nov. 10, 2010 to Aug. 10, 2012. The amendment also increased the interest rate add-on for term loan and revolving loan borrowings under the senior credit facility by 125 basis points. In connection with the amendment, we paid one-time fees totaling approximately $9.7 million, most of which was capitalized and will be amortized over the remaining term of the senior credit facility.

[1]	The first quarter 2008 operating loss was affected by a $129.0 million non-cash impairment charge related to Ameristar Casino Hotel East Chicago; $1.0 million of transition and rebranding costs related to the East Chicago acquisition; $0.8 million of pre-opening expenses related to the hotel at Ameristar Casino Resort Spa St. Charles; and $0.8 million in ballot initiative costs related to the passage of regulatory reform in Missouri and Colorado.

[2]	The prior-year quarter included $78.4 million in after-tax impacts of the non-cash impairment charge, the transition and rebranding costs, pre-opening expenses and ballot initiative costs. Adjusted EPS for the first quarter of 2008 was $0.30.

At March 31, 2009 and Dec. 31, 2008, total debt was $1.65 billion. Net borrowings in the first quarter of 2009 totaled $2.7 million. At March 31, 2009, our total leverage and senior leverage ratios (each as defined in the senior credit facility) were required to be no more than 6.00:1 and 5.75:1, respectively. As of that date, our total leverage ratio and senior leverage ratio were each 4.93:1, which will result in a 12.5 basis-point reduction beginning in early May in the interest rate add-on for the revolving loan borrowings.
Interest Expense. For the first quarter of 2009, net interest expense was $16.9 million, compared to $22.1 million in the prior-year first quarter, a decrease of $5.2 million due to a lower weighted-average interest rate, offset slightly by one-half month of increased interest rate add-ons resulting from the credit facility amendment. Capitalized interest decreased from $6.3 million for the first quarter of 2008 to $2.2 million in the 2009 first quarter, due mostly to the 2008 completion of the St. Charles hotel and Vicksburg expansion projects.
Stock-Based Compensation. For the quarter ended March 31, 2009, stock-based compensation expense was $2.5 million. In the prior-year first quarter, stock-based compensation expense totaled $3.1 million.
Capital Expenditures. For the first quarter, capital expenditures were $41.8 million, including $32.7 million for the Black Hawk hotel construction.
Outlook
“Despite expected continued difficult economic conditions in 2009, we believe Ameristar is well positioned to continue to drive year-over-year margin growth,” Kanofsky said. “We also continue to aggressively evaluate and adjust our operational structure and marketing strategies with the goal of operating even more efficiently during this prolonged economic downturn and beyond. In addition, our credit facility amendment provides us with greater financial flexibility as we explore options to address the November 2010 maturity date of our revolving debt.

“We also believe that regulatory reform in three of our key markets, coupled with significant investments in two of those markets that should drive future revenue growth, will enable Ameristar to emerge from the recession stronger and more profitable.”
In the second quarter of 2009, the Company currently expects:
•	depreciation to range from $26 million to $27 million

•	interest expense to be between $22 million and $23 million

•	the combined state and federal income tax rate to be in the range of 43 percent to 44 percent

•	capital spending of $35 million to $40 million, including approximately $23 million for the Black Hawk hotel project

•	capitalized interest of $2 million to $3 million

•	non-cash stock-based compensation expense of $2 million to $3 million
Conference Call Information
We will hold a conference call to discuss our first-quarter results on Wednesday, April 29, 2009 at 11:30 a.m. EDT. The call can be accessed live by dialing (888) 694-4728 toll-free domestically, or (973) 582-2745, and referencing conference ID number 94906555. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site — www.ameristar.com — in “About Ameristar/Investor Relations” under the “Quarterly Results’ Conference Calls” section. The conference call will be recorded and can be replayed from April 29, 2009 at 2:30 p.m. EDT until May 13, 2009 at 11:59 p.m. EDT. To listen to the replay, call toll-free (800) 642-1687, or (706) 645-9291, and reference the conference ID number above.

Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended Dec. 31, 2008.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest-quality guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ web site at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
REVENUES:
Casino	$322,878	$331,757
Food and beverage	37,964	40,370
Rooms	14,676	10,940
Other	8,199	9,577

	383,717	392,644
Less: Promotional allowances	(67,880)	(67,876)

Net revenues	315,837	324,768

OPERATING EXPENSES:
Casino	144,344	155,543
Food and beverage	16,505	18,978
Rooms	2,232	2,530
Other	3,392	6,075
Selling, general and administrative	53,534	64,113
Depreciation and amortization	26,472	25,520
Impairment loss on assets	52	129,065

Total operating expenses	246,531	401,824

Income (loss) from operations	69,306	(77,056)

OTHER INCOME (EXPENSE):
Interest income	143	227
Interest expense, net	(16,915)	(22,053)
Net (loss) gain on disposition of assets	(5)	75
Other	(445)	(852)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	52,084	(99,659)
Income tax provision (benefit)	22,184	(38,729)

NET INCOME (LOSS)	$29,900	$(60,930)

EARNINGS (LOSS) PER SHARE:
Basic	$0.52	$(1.07)

Diluted	$0.52	$(1.07)

CASH DIVIDENDS DECLARED PER SHARE	$—	$0.11

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	57,349	57,149

Diluted	57,586	57,149

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	March 31, 2009	December 31, 2008
Balance sheet data
Cash and cash equivalents	$85,738	$73,726
Total assets	$2,240,836	$2,225,238
Total debt, including current maturities	$1,651,199	$1,648,500
Stockholders’ equity	$372,346	$338,780

	Three Months
	Ended March 31,
	2009	2008
Consolidated cash flow information
Net cash provided by operating activities	$69,039	$71,926
Net cash used in investing activities	$(50,484)	$(59,882)
Net cash used in financing activities	$(6,543)	$(31,643)

Net revenues
Ameristar St. Charles	$77,172	$71,683
Ameristar East Chicago	67,627	75,352
Ameristar Kansas City	60,169	61,928
Ameristar Council Bluffs	42,250	45,511
Ameristar Vicksburg	33,119	33,686
Ameristar Black Hawk	20,396	20,273
Jackpot Properties	15,104	16,335

Consolidated net revenues	$315,837	$324,768

Operating income (loss)
Ameristar St. Charles	$21,956	$15,572
Ameristar East Chicago	12,537	(118,790)
Ameristar Kansas City	16,597	12,824
Ameristar Council Bluffs	12,719	12,036
Ameristar Vicksburg	10,800	11,162
Ameristar Black Hawk	3,875	2,815
Jackpot Properties	3,269	2,498
Corporate and other	(12,447)	(15,173)

Consolidated operating income (loss)	$69,306	$(77,056)

EBITDA
Ameristar St. Charles	$28,642	$20,828
Ameristar East Chicago	16,083	(115,538)
Ameristar Kansas City	20,714	17,903
Ameristar Council Bluffs	15,624	15,226
Ameristar Vicksburg	15,067	14,614
Ameristar Black Hawk	6,622	5,680
Jackpot Properties	4,702	3,820
Corporate and other	(11,676)	(14,069)

Consolidated EBITDA	$95,778	$(51,536)

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008
Operating income (loss) margins (1)
Ameristar St. Charles	28.5%	21.7%
Ameristar East Chicago	18.5%	(157.6%)
Ameristar Kansas City	27.6%	20.7%
Ameristar Council Bluffs	30.1%	26.4%
Ameristar Vicksburg	32.6%	33.1%
Ameristar Black Hawk	19.0%	13.9%
Jackpot Properties	21.6%	15.3%
Consolidated operating income (loss) margin	21.9%	(23.7%)

EBITDA margins (2)
Ameristar St. Charles	37.1%	29.1%
Ameristar East Chicago	23.8%	(153.3%)
Ameristar Kansas City	34.4%	28.9%
Ameristar Council Bluffs	37.0%	33.5%
Ameristar Vicksburg	45.5%	43.4%
Ameristar Black Hawk	32.5%	28.0%
Jackpot Properties	31.1%	23.4%
Consolidated EBITDA margin	30.3%	(15.9%)

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months
	Ended March 31,
	2009	2008
Ameristar St. Charles:
Operating income	$21,956	$15,572
Depreciation and amortization	6,686	5,256

EBITDA	$28,642	$20,828

Ameristar East Chicago:
Operating income (loss)	$12,537	$(118,790)
Depreciation and amortization	3,546	3,252

EBITDA	$16,083	$(115,538)

Ameristar Kansas City:
Operating income	$16,597	$12,824
Depreciation and amortization	4,117	5,079

EBITDA	$20,714	$17,903

Ameristar Council Bluffs:
Operating income	$12,719	$12,036
Depreciation and amortization	2,905	3,190

EBITDA	$15,624	$15,226

Ameristar Vicksburg:
Operating income	$10,800	$11,162
Depreciation and amortization	4,267	3,452

EBITDA	$15,067	$14,614

Ameristar Black Hawk:
Operating income	$3,875	$2,815
Depreciation and amortization	2,747	2,865

EBITDA	$6,622	$5,680

Jackpot Properties:
Operating income	$3,269	$2,498
Depreciation and amortization	1,433	1,322

EBITDA	$4,702	$3,820

Corporate and other:
Operating loss	$(12,447)	$(15,173)
Depreciation and amortization	771	1,104

EBITDA	$(11,676)	$(14,069)

Consolidated:
Operating income (loss)	$69,306	$(77,056)
Depreciation and amortization	26,472	25,520

EBITDA	$95,778	$(51,536)

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
EBITDA	$95,778	$(51,536)
Impairment loss on East Chicago intangible assets	—	129,000
East Chicago transition and rebranding costs	—	1,011
St. Charles hotel pre-opening expenses	—	841
Missouri and Colorado ballot initiative costs	—	791

Adjusted EBITDA	$95,778	$80,107

RECONCILIATION OF EPS TO ADJUSTED EPS
(Unaudited)
The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended March 31,
	2009	2008
Diluted earnings (loss) per share (EPS)	$0.52	$(1.07)
Impairment loss on East Chicago intangible assets	—	1.34
East Chicago transition and rebranding costs	—	0.01
St. Charles hotel pre-opening expenses	—	0.01
Missouri and Colorado ballot initiative costs	—	0.01

Adjusted diluted earnings per share (Adjusted EPS)	$0.52	$0.30

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and adjusted diluted earnings per share (Adjusted EPS). The following discussion defines these terms and explains why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. In forecasting and measuring our core operating results and in comparing period-to-period results, management adjusts EBITDA, as appropriate, to exclude certain non-recurring items.
The measure adjusting for such items, which we refer to as Adjusted EBITDA, is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is EBITDA adjusted for impairment charges related to intangible assets, transition and rebranding costs, pre-opening expenses and ballot initiative costs. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating income (loss), based upon GAAP.

Adjusted EPS
Adjusted EPS, as used in this press release, is diluted earnings (loss) per share, excluding the after-tax per-share impacts of impairment charges related to intangible assets, transition and rebranding costs, pre-opening expenses and ballot initiative costs. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance and incentive compensation for senior management. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of EBITDA, Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA, Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income, EPS or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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